Exhibit 99.1

Ellington Residential Mortgage REIT Reports Fourth Quarter 2015 Results
OLD GREENWICH, Connecticut—February 10, 2016
Ellington Residential Mortgage REIT (NYSE: EARN) today reported financial results for the quarter ended December 31, 2015.
Summary of Financial Results

•	Net income for the quarter was $1.0 million, or $0.11 per share, as compared to net loss of $(4.8) million, or $(0.53) per share, in the third quarter of 2015.

•
Core Earnings[1] for the quarter was $4.5 million, or $0.49 per share, as compared to $6.3 million, or $0.69 per share, in the third quarter of 2015. Excluding "Catch-up Premium Amortization Adjustments," Core Earnings for the fourth quarter was $5.6 million or $0.61 per share, as compared to $5.4 million or $0.59 per share in the third quarter.

•	Book value decreased to $15.86 per share as of December 31, 2015 from $16.20 per share as of September 30, 2015, after giving effect to a fourth quarter dividend of $0.45 per share.

•
Net interest margin was 1.67%, as compared to 2.19% for the third quarter of 2015. Excluding Catch-up Premium Amortization Adjustments, net interest margin was 2.01% for the fourth quarter of 2015 as compared to 1.93% for the third quarter of 2015.

•	Weighted average prepayment speed for the Agency RMBS portfolio was 7.5% CPR for the quarter, as compared to 7.1% in the third quarter of 2015.

•	Dividend yield of 16.5% based on February 9, 2016 closing stock price of $10.89.

•
Debt-to-equity ratio was 8.4:1 as of December 31, 2015, as compared to 8.3:1 as of September 30, 2015. Adjusted for unsettled purchases and sales, the debt-to-equity ratio was 8.1:1 as of December 31, 2015 and September 30, 2015.

Fourth Quarter 2015 Results
"In the fourth quarter, despite a weak Agency RMBS market and a flattening yield curve, EARN generated positive net income of $1.0 million or $0.11 per share. Our hedges partially offset the impact of the decline in asset prices, but their impact was muted somewhat as interest rate swap spreads relative to U.S. Treasury securities became even more negative during the fourth quarter. Excluding the impact of Catch-up Premium Amortization Adjustments, our Core Earnings increased to $0.61 per share in the fourth quarter from $0.59 per share in the third quarter," said Laurence Penn, Chief Executive Officer and President.
"We believe that given recent significant weakness in the credit markets, it may soon be appropriate to increase our allocation to non-Agency RMBS. Meanwhile, we believe that Agency RMBS are currently trading at highly attractive levels, and that our specified pool portfolio is positioned to perform well whether interest rates rise or fall. While 2015 was a difficult year, given the highly liquid nature of our portfolio with only a very modest current allocation to credit-sensitive securities, we believe that we are entering an extremely favorable investment environment for the Company. As always, we expect to continue to actively trade the portfolio to enhance its composition. During the fourth quarter, we turned over 40% of our Agency RMBS portfolio. Notwithstanding the increase in the cost of repo funding as a result of higher short-term interest rates, and the recent developments impacting the ability of certain mortgage REITs to access Federal Home Loan Bank financing for their Agency RMBS, we continue to see ample appetite from lenders to provide repo financing. We have repurchased shares in light of the discount in our stock price relative to our book value, although we are doing so on a measured basis."
As of December 31, 2015, our mortgage-backed securities portfolio consisted of $1.091 billion of fixed rate Agency "specified pools," $38.5 million of Agency RMBS backed by adjustable rate mortgages, or "Agency ARMs," $73.7 million of Agency reverse mortgage pools, $7.8 million of Agency interest only securities, or "Agency IOs," and $31.4 million of non-Agency RMBS. Specified pools are fixed rate Agency pools with special characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other characteristics. During the quarter, we modestly decreased our holdings of fixed rate pass throughs and we slightly increased our holdings of reverse mortgage pools. Overall, the size of our RMBS portfolio declined to $1.242 billion as of December 31, 2015 from $1.281 billion as of September 30, 2015. In addition, separate and apart from the short TBA portfolio that we hold for hedging purposes, we held $83.7 million in notional amount of long TBA positions for investment purposes at December 31, 2015, as compared to $81.5 million at September 30, 2015. For financial reporting purposes, TBAs are considered derivative instruments.
During the fourth quarter, fixed-income markets continued to be impacted by concerns over the health of the Chinese economy and the decline in commodity prices. In December, for the first time since June 2006, the Federal Reserve raised its target

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.

interest rate by 0.25%. While this increase was both modest in size and widely expected, the actual implementation was significant in that it made official the Federal Reserve's view that the U.S. economy was on solid footing, and represented a reversal in course from previous monetary easing policy actions. The increase in the target interest rate put upward pressure on interest rates, especially shorter term rates, during the fourth quarter. While there was also upward pressure on longer term interest rates, this upward pressure was somewhat muted by global market concerns and the increase in demand for safe haven securities. The 10-year U.S. Treasury yield ended the fourth quarter at 2.27% as compared to 2.04% at the end of the third quarter, an increase of 23 basis points, and the 2-year U.S. Treasury yield increased 42 basis points, from 0.63% to 1.05% over the course of the quarter. During the fourth quarter the 2-year swap rate increased 43 basis points while the 10-year swap rate increased only 18 basis points. The average rate for a fixed rate 30-year conventional mortgage also increased over the course of the fourth quarter, rising to 4.01% as of December 31, 2015 from 3.86% as of September 30, 2015.
During the fourth quarter, yield spreads on Agency RMBS continued to widen relative to interest rate swaps. In addition, the 10-year interest rate swap spread to U.S. Treasury securities became even more negative during the fourth quarter than it had been in the third quarter, when this spread had become negative for the first time since 2010. These swap spread movements exacerbated the widening in yield spreads between Agency RMBS and interest rate swaps, and negatively impacted our results for the quarter. Specifically, for the quarter ended December 31, 2015, we had total net realized and unrealized losses of $(11.0) million, or $(1.21) per share, on our aggregate Agency RMBS portfolio, while we had total net realized and unrealized gains of $5.1 million, or $0.56 per share, on our interest rate hedging portfolio. Pay-ups on specified pools also declined during the quarter as interest rates rose and prepayments declined, and as the dealer community became increasingly reluctant to hold inventory into the end of the year. Over the course of the quarter, pay-ups on our specified pools decreased to 0.73% as of December 31, 2015 from 0.99% as of September 30, 2015. Pay-ups are price premiums for specified pools relative to their TBA counterparts.
During the fourth quarter, we continued to use short positions in TBAs to hedge interest rate risk, and these positions generated net gains. However, TBAs generally outperformed specified pools during the quarter, and as a result, the net gains from our short TBAs were outweighed by the net unrealized losses on our specified pools. We actively traded our Agency RMBS portfolio during the fourth quarter in order to take advantage of volatility and to harvest modest gains. Our portfolio turnover for the quarter was 40% (as measured by sales and excluding paydowns), and we captured net realized gains of $1.2 million, excluding hedges and U.S. Treasury securities.
During the fourth quarter, we continued to focus our Agency RMBS purchasing activity primarily on specified pools, especially those with higher coupons. As of December 31, 2015, the weighted average coupon on our fixed rate specified pools was 4.00%, up slightly from 3.97% as of September 30, 2015. During the fourth quarter, yield spreads on reverse mortgage pools continued to widen, both in sympathy with the broader RMBS markets and as a result of recent increases in reverse mortgage pool prepayment speeds. In response to this yield spread widening, we added to our reverse mortgage pool holdings. Our Agency RMBS portfolio also continues to include a small allocation to Agency ARMs and Agency IOs. We believe that there remains a heightened risk of substantial interest rate and prepayment volatility in the near term, thus reinforcing the importance of our ability to hedge our Agency RMBS portfolio using a variety of tools, including TBAs.
We expect to continue to target specified pools that, taking into account their particular composition and based on our prepayment projections: (1) should generate attractive yields relative to other Agency RMBS and U.S. Treasury securities, (2) should have less prepayment sensitivity to government policy shocks, and/or (3) should create opportunities for trading gains once the market recognizes their value, which for newer pools may come only after several months, when actual prepayment experience can be observed. We believe that our research team, proprietary prepayment models, and extensive databases remain essential tools in our implementation of this strategy.
Our net Agency premium as a percentage of our long Agency RMBS holdings is one metric that we use to measure our overall prepayment risk. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on related net short TBA positions. The lower our net Agency premium, the less we believe we are exposed to market-wide increases in Agency RMBS prepayments. As of December 31, 2015, our net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 4.1% as compared to 4.8%, as of September 30, 2015. Excluding TBA positions used to hedge our long Agency RMBS portfolio, our Agency premium as a percentage of fair value was approximately 6.2% and 7.0% as of December 31, 2015 and September 30, 2015, respectively. These percentages may fluctuate from period to period based on market factors, including interest rates and mortgage rates, as well as with respect to the net percentages, the degree to which we hedge prepayment risk with short TBAs. We believe that our focus on purchasing pools with specific prepayment characteristics provides a measure of protection against prepayments.

In the aftermath of the significant fourth quarter yield spread widening, and with prepayments remaining relatively muted despite continued low levels of mortgage rates, we believe that Agency RMBS currently offer very attractive net interest margins and overall relative value.
Yield spreads on non-Agency RMBS were generally not immune to the fourth quarter broad market widening, although as in the third quarter this sector was somewhat less impacted than other credit sectors. A stable housing market continues to support the non-Agency RMBS sector. During the quarter, our non-Agency RMBS generated a positive return and in light of more attractive opportunities in the market, we slightly increased our portfolio. As of December 31, 2015, our investment in non-Agency RMBS was $31.4 million as compared to $28.9 million as of September 30, 2015.
For the quarter ended December 31, 2015, the weighted average yield of our portfolio of Agency and non-Agency RMBS was 2.84%, while our average cost of funds including interest rate swaps and U.S. Treasuries was 1.17%, resulting in a net interest margin for the quarter of 1.67%. In comparison, for the quarter ended September 30, 2015, the annualized weighted average yield of our Agency and non-Agency RMBS was 3.40%, while the average cost of funds including interest rate swaps and U.S. Treasuries was 1.21%, resulting in a net interest margin of 2.19%. Our interest income is subject to fluctuations based on adjustments to premium amortization as a result of changes in prepayments of our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). We refer to this adjustment as a "Catch-up Premium Amortization Adjustment." The amount of this adjustment can vary significantly from quarter to quarter. During the fourth quarter, we had a negative Catch-up Premium Amortization Adjustment in the amount of $1.1 million, which decreased our net interest income. Excluding the Catch-up Premium Amortization Adjustment, our weighted average yield on our portfolio was 3.18% and our net interest margin was 2.01%. During the quarter ended September 30, 2015, the Catch-up Premium Amortization Adjustment increased interest income by approximately $0.9 million. Excluding this Catch-up Premium Amortization Adjustment, the weighted average yield on our portfolio for the quarter ended September 30, 2015 would have been 3.14% and our net interest margin would have been 1.93%.
While on a quarter-over-quarter basis our annualized cost of funds decreased to 1.17% from 1.21%, our cost of repo funding increased and our cost of hedging with interest rate swaps and short positions in U.S. Treasury securities decreased. As mentioned above, market participants had widely anticipated that the Federal Reserve would raise its target interest rate at the December meeting, which, in fact, did occur. This put upward pressure on repo funding costs. Leading up to year end, we shortened the average term of our repo borrowings, but following year end we have generally sought to lengthen the term of our repo borrowings. In light of the FHFA's decision to proceed with its ban of captive insurance company memberships in the Federal Home Loan Bank System, or "FHLB," the need for current member companies to find alternative financing could put additional upward pressure on repo rates for Agency RMBS over the next several months. However, we believe the impact of this development should be mitigated by the abundance of Agency RMBS repo lenders currently active in the market. Over the course of the fourth quarter, our interest rate swaps decreased in notional size as well as in weighted average years remaining to maturity, thereby leading to a decline in this component of our cost of funds. This was generally consistent with the fact that we held a slightly smaller portfolio of Agency RMBS in the fourth quarter as compared to that of the third quarter.
After giving effect to a fourth quarter dividend of $0.45 per share, our book value per share was $15.86 as of December 31, 2015, a 2.1% decrease from our book value per share as of September 30, 2015 of $16.20. Our economic return on book value for the fourth quarter was 0.7%. Economic return on book value is computed by adding back dividends to ending book value per share, and comparing that amount to book value per share as of the beginning of the quarter.
For the quarter ended December 31, 2015, Core Earnings was $4.5 million, or $0.49 per share, and for the quarter ended September 30, 2015, Core Earnings was $6.3 million, or $0.69 per share. Core Earnings is a non-GAAP financial measure. The decrease in our Core Earnings quarter over quarter was primarily related to a decrease in our net interest income, which was principally related to a Catch-up Premium Amortization Adjustment related to an increase in prepayments in our Agency pools. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings, and Core Earnings excluding Catch-up Premium Amortization Adjustments.

Securities Portfolio
The following table summarizes our portfolio of securities as of December 31, 2015 and September 30, 2015:

	December 31, 2015					September 30, 2015
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed rate mortgages	$162,546	$170,261	$104.75	$170,385	$104.82	$162,453	$171,824	$105.77	$170,327	$104.85
20-year fixed rate mortgages	18,477	19,830	107.32	19,754	106.91	9,094	9,837	108.17	9,602	105.59
30-year fixed rate mortgages	842,524	900,794	106.92	896,356	106.39	894,774	964,391	107.78	950,696	106.25
ARMs	36,433	38,530	105.76	38,629	106.03	36,782	39,130	106.38	39,197	106.57
Reverse mortgages	68,690	73,692	107.28	75,205	109.48	53,986	59,541	110.29	59,683	110.55
Total Agency RMBS	1,128,670	1,203,107	106.60	1,200,329	106.35	1,157,089	1,244,723	107.57	1,229,505	106.26
Non-Agency RMBS	48,408	31,401	64.87	30,395	62.79	42,978	28,895	67.23	27,791	64.66
Total RMBS(2)	1,177,078	1,234,508	104.88	1,230,724	104.56	1,200,067	1,273,618	106.13	1,257,296	104.77
Agency IOs	n/a	7,758	n/a	8,491	n/a	n/a	7,274	n/a	8,229	n/a
Total mortgage-backed securities		1,242,266		1,239,215			1,280,892		1,265,525
U.S. Treasury securities sold short	(79,550)	(78,447)	98.61	(79,003)	99.31	(70,020)	(70,671)	100.93	(70,142)	100.17
Reverse repurchase agreements	78,632	78,632	100.00	78,632	100.00	76,610	76,610	100.00	76,610	100.00
Total		$1,242,451		$1,238,844			$1,286,831		$1,271,993

(1)	Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.

(2)	Excludes Agency IOs.
Our weighted average holdings of RMBS based on amortized cost was $1.307 billion and $1.330 billion for the three month periods ended December 31, 2015 and September 30, 2015, respectively.
Financial Derivatives Portfolio
The following table summarizes fair value of our financial derivatives as of December 31, 2015 and September 30, 2015:

	December 31, 2015	September 30, 2015
Financial derivatives–assets, at fair value:	(In thousands)
TBA securities purchase contracts	$115	$558
TBA securities sale contracts	302	17
Fixed payer interest rate swaps	891	5
Fixed receiver interest rate swaps	857	947
Futures	18	—
Total financial derivatives–assets, at fair value:	2,183	1,527
Financial derivatives–liabilities, at fair value:
TBA securities purchase contracts	(49)	(1)
TBA securities sale contracts	(315)	(1,158)
Fixed payer interest rate swaps	(4,361)	(15,255)
Total financial derivatives–liabilities, at fair value:	(4,725)	(16,414)
Total	$(2,542)	$(14,887)

Interest Rate Swaps
The following tables provide details about our fixed payer interest rate swaps as of December 31, 2015 and September 30, 2015:

	December 31, 2015
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$48,000	$(83)	0.80%	0.39%	0.77
2017	74,750	(445)	1.21	0.41	1.59
2018	71,529	80	1.11	0.34	2.28
2020	119,893	220	1.51	0.33	4.36
2022	19,444	86	1.76	0.34	6.51
2023	131,400	(1,367)	2.10	0.38	7.39
2024	9,200	11	1.99	0.32	8.26
2025	58,560	(5)	2.06	0.33	9.32
2043	21,067	(1,967)	3.03	0.36	27.39
Total	$553,843	$(3,470)	1.63%	0.36%	5.67

	September 30, 2015
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$48,000	$(214)	0.80%	0.31%	1.02
2017	74,750	(815)	1.21	0.32	1.84
2018	71,529	(620)	1.11	0.30	2.54
2020	134,620	(2,402)	1.65	0.31	4.64
2022	27,700	(828)	2.04	0.33	6.57
2023	131,164	(4,222)	2.13	0.32	7.64
2024	12,900	(977)	2.73	0.31	8.70
2025	83,740	(2,021)	2.17	0.31	9.54
2043	26,000	(3,151)	3.04	0.32	27.65
Total	$610,403	$(15,250)	1.74%	0.31%	6.24
The following tables provide details about our fixed receiver interest rate swaps as of December 31, 2015 and September 30, 2015:

	December 31, 2015
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2025	$9,700	$857	0.32%	3.00%	9.55
Total	$9,700	$857	0.32%	3.00%	9.55

	September 30, 2015
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2025	$9,700	$947	0.29%	3.00%	9.80
Total	$9,700	$947	0.29%	3.00%	9.80
Eurodollar Futures
The following table provides information about our Eurodollar futures as of December 31, 2015. We had no Eurodollar futures outstanding as of September 30, 2015:

Remaining Maturity	Notional Amount	Fair Value	Remaining Months to Expiration
($ in thousands)
2016	$(12,000)	$10	7.13
2017	(9,000)	8	17.79
Total	$(21,000)	$18	11.70
TBAs
The following table provides information about our TBAs as of December 31, 2015 and September 30, 2015:

	December 31, 2015				September 30, 2015
TBA Securities	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)
(In thousands)
Purchase contracts:
Assets	$60,291	$61,638	$61,753	$115	$78,601	$80,367	$80,925	$558
Liabilities	23,418	24,208	24,159	(49)	2,908	3,046	3,045	(1)
	83,709	85,846	85,912	66	81,509	83,413	83,970	557
Sale contracts:
Assets	(170,800)	(181,476)	(181,174)	302	(33,420)	(36,220)	(36,203)	17
Liabilities	(252,746)	(268,973)	(269,288)	(315)	(402,026)	(429,041)	(430,199)	(1,158)
	(423,546)	(450,449)	(450,462)	(13)	(435,446)	(465,261)	(466,402)	(1,141)
Total TBA securities, net	$(339,837)	$(364,603)	$(364,550)	$53	$(353,937)	$(381,848)	$(382,432)	$(584)

(1)	Notional amount represents the principal balance of the underlying Agency RMBS.

(2)	Cost basis represents the forward price to be paid for the underlying Agency RMBS.

(3)	Market value represents the current market value of the underlying Agency RMBS (on a forward delivery basis) as of the respective period end.

(4)
Net carrying value represents the difference between the market value of the TBA contract as of the respective period end and the cost basis, and is reported in Financial derivatives-assets, at fair value and Financial derivatives-liabilities, at fair value on the Consolidated Balance Sheet, for each respective period end.

We primarily use TBAs to hedge interest rate risk, typically in the form of short positions. However, from time to time we also invest in TBAs as a means of acquiring exposure to Agency RMBS, or for speculative purposes, including holding long positions. Overall, we typically hold a net short position.

The following tables detail gains and losses on our financial derivatives for the three month periods ended December 31, 2015 and September 30, 2015:

	Three Month Period Ended December 31, 2015
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Interest rate swaps	$(3,128)	$(4,023)	$(7,151)	$1,298	$10,725	$12,023
TBAs		(430)	(430)		637	637
Futures		(14)	(14)		18	18
Total	$(3,128)	$(4,467)	$(7,595)	$1,298	$11,380	$12,678

	Three Month Period Ended September 30, 2015
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Interest rate swaps	$(1,044)	$(19)	$(1,063)	$(1,066)	$(13,559)	$(14,625)
Swaptions		(500)	(500)		17	17
TBAs		(1,689)	(1,689)		(813)	(813)
Total	$(1,044)	$(2,208)	$(3,252)	$(1,066)	$(14,355)	$(15,421)
Interest Rate Sensitivity
The following table summarizes, as of December 31, 2015, the estimated effects on the value of our portfolio, both overall and by category, of immediate downward and upward parallel shifts of 50 basis points in interest rates.

	Estimated Change in Fair Value(1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency RMBS - ARM Pools	$307	$(385)
Agency RMBS - Fixed Pools and IOs	18,194	(23,830)
TBAs	(3,488)	5,949
Non-Agency RMBS	282	(271)
Interest Rate Swaps	(14,016)	13,383
U.S. Treasury Securities	(2,184)	2,106
Eurodollar Futures	(26)	26
Repurchase and Reverse Repurchase Agreements	(624)	634
Total	$(1,555)	$(2,388)

(1)
Based on the market environment as of December 31, 2015. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of the overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Repo Borrowings
The following table details our outstanding borrowings under repo agreements as of December 31, 2015 and September 30, 2015:

	December 31, 2015			September 30, 2015
		Weighted Average			Weighted Average
Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity
	(In thousands)			(In thousands)
30 days or less	$666,124	0.52%	14	$472,278	0.43%	15
31-60 days	336,350	0.53	45	371,885	0.46	44
61-90 days	89,142	0.70	74	169,786	0.47	74
91-120 days	131,103	0.53	106	211,956	0.57	107
Total	$1,222,719	0.54%	37	$1,225,905	0.47%	48
As of December 31, 2015, we had no outstanding borrowings other than under repo agreements. Our repo borrowings were with thirteen counterparties as of December 31, 2015. The above figures are as of the respective quarter ends; over the course of the quarters ended December 31, 2015 and September 30, 2015 our average cost of repo was 0.50% and 0.43%, respectively.
Other
We incur an annual base management fee, payable quarterly in arrears, in an amount equal to 1.50% of shareholders' equity (as defined in our management agreement). For the quarter ended December 31, 2015, our expense ratio, defined as management fees and operating expenses as a percentage of shareholders' equity, was 3.2% on an annualized basis.
Dividends
On December 15, 2015, our Board of Trustees declared a fourth quarter dividend of $0.45 per share, or $4.1 million, which was paid on January 25, 2016 to shareholders of record on December 31, 2015.
Share Repurchase Program
On August 13, 2013, our Board of Trustees approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations. During the quarter ended December 31, 2015, we repurchased 6,080 common shares at an average price per share of $11.72 for an aggregate cost of approximately $0.07 million. Since August 2015 and to date, we have repurchased 47,481 total shares at an average price per share of $12.03 for an aggregate cost of $0.6 million.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and change in net unrealized gains and losses on securities and financial derivatives, and, if applicable, items of income or loss that are of a non-recurring nature. Core Earnings includes net realized and change in net unrealized gains (losses) associated with payments and accruals of periodic payments on interest rate swaps. Core Earnings excluding Catch-up Premium Amortization Adjustments consists of Core Earnings but excludes the effect of Catch-up Premium Amortization Adjustments on interest income. Core Earnings and Core Earnings excluding Catch-up Premium Amortization Adjustments are supplemental non-GAAP financial measures. We believe that Core Earnings and Core Earnings excluding Catch-up Premium Amortization Adjustments provide information useful to investors because they are metrics that we use to assess our performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of our objectives is to generate income from the net interest margin on the portfolio, and Core Earnings and Core Earnings excluding Catch-up Premium Amortization Adjustments are used to help measure the extent to which this objective is being achieved. However, because Core Earnings and Core Earnings excluding Catch-up Premium Amortization Adjustments are incomplete measures of our financial results and differ from net income (loss) computed in accordance with GAAP, they should be considered as supplementary to, and not as substitutes for, net income (loss) computed in accordance with GAAP.

The following table reconciles, for the three month periods ended December 31, 2015 and September 30, 2015, our Core Earnings and Core Earnings excluding Catch-up Premium Amortization Adjustments on a consolidated basis to the line on our Consolidated Statement of Operations entitled Net Income (Loss), which we believe is the most directly comparable GAAP measure on our Consolidated Statement of Operations to Core Earnings:

(In thousands except share amounts)	Three Month Period Ended December 31, 2015	Three Month Period Ended September 30, 2015
Net Income (Loss)	$980	$(4,817)
Less:
Net realized gains (losses) on securities	817	596
Net realized gains (losses) on financial derivatives, excluding periodic payments(1)	(4,467)	(2,208)
Change in net unrealized gains (losses) on securities	(11,230)	4,862
Change in net unrealized gains (losses) on financial derivatives, excluding accrued periodic payments(2)	11,380	(14,355)
Subtotal	(3,500)	(11,105)
Core Earnings	$4,480	$6,288
Catch-up Premium Amortization Adjustments	(1,087)	895
Core Earnings excluding Catch-up Premium Amortization Adjustments	$5,567	$5,393
Weighted Average Shares Outstanding	9,135,219	9,140,452
Core Earnings Per Share	$0.49	$0.69
Core Earnings Per Share excluding Catch-up Premium Amortization Adjustments	$0.61	$0.59

(1)
For the three month period ended December 31, 2015, represents Net realized gains (losses) on financial derivatives of $(7,595) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(3,128). For the three month period ended September 30, 2015, represents Net realized gains (losses) on financial derivatives of $(3,252) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(1,044).

(2)
For the three month period ended December 31, 2015, represents Change in net unrealized gains (losses) on financial derivatives of $12,678 less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $1,298. For the three month period ended September 30, 2015, represents Change in net unrealized gains (losses) on financial derivatives of $(15,421) less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $(1,066).

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities, for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Thursday, February 11, 2016, to discuss our financial results for the quarter ended December 31, 2015. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 34347178. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on our website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Thursday, February 11, 2016, at approximately 2:00 p.m. Eastern Time through Thursday, February 18, 2016 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 34347178. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on our web site at www.earnreit.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, our beliefs regarding the current economic and investment environment, our ability to implement our investment and hedging strategies, our future prospects and the protection of our net interest margin from prepayments, volatility and its impact on us, the performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, estimated effects on the fair value of our RMBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding our share repurchase program, and statements regarding the drivers of our returns. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on March 12, 2015 which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Year Ended
	December 31, 2015	September 30, 2015	December 31, 2015
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$9,315	$11,315	$40,751
Interest expense	(1,816)	(1,642)	(6,236)
Total net interest income	7,499	9,673	34,515
EXPENSES
Management fees	545	557	2,304
Professional fees	152	144	574
Compensation expense (1)	87	168	621
Other operating expenses(1)	405	406	1,646
Total expenses	1,189	1,275	5,145
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	817	596	9,577
Net realized gains (losses) on financial derivatives	(7,595)	(3,252)	(23,432)
Change in net unrealized gains (losses) on securities	(11,230)	4,862	(18,904)
Change in net unrealized gains (losses) on financial derivatives	12,678	(15,421)	3,419
Total other income (loss)	(5,330)	(13,215)	(29,340)
NET INCOME (LOSS)	$980	$(4,817)	$30
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$0.11	$(0.53)	$—
WEIGHTED AVERAGE SHARES OUTSTANDING	9,135,219	9,140,452	9,143,508
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.45	$0.45	$2.00
(1) Conformed to current period presentation.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	December 31, 2015	September 30, 2015	December 31, 2014(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$40,166	$40,482	$45,237
Mortgage-backed securities, at fair value	1,242,266	1,280,892	1,393,303
Due from brokers	33,297	41,068	18,531
Financial derivatives–assets, at fair value	2,183	1,527	3,072
Reverse repurchase agreements	78,632	76,610	13,987
Receivable for securities sold	155,526	70,087	41,834
Interest receivable	4,325	4,784	4,793
Other assets	289	407	317
Total Assets	$1,556,684	$1,515,857	$1,521,074
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,222,719	$1,225,905	$1,323,080
Payable for securities purchased	98,949	45,333	4,227
Due to brokers	439	2,654	583
Financial derivatives–liabilities, at fair value	4,725	16,414	8,700
U.S. Treasury securities sold short, at fair value	78,447	70,671	13,959
Dividend payable	4,111	4,111	5,032
Accrued expenses	533	771	890
Management fee payable	545	557	551
Interest payable	1,361	1,416	687
Total Liabilities	1,411,829	1,367,832	1,357,709
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (9,135,103, 9,135,021, and 9,149,274 shares issued and outstanding, respectively)	92	91	91
Additional paid-in-capital	181,027	181,066	181,282
Accumulated deficit	(36,264)	(33,132)	(18,008)
Total Shareholders' Equity	144,855	148,025	163,365
Total Liabilities and Shareholders' Equity	$1,556,684	$1,515,857	$1,521,074
PER SHARE INFORMATION
Common shares, par value $0.01 per share	$15.86	$16.20	$17.86

(1)	Derived from audited financial statements as of December 31, 2014.